Exhibit 99.5

Cypressand Infineon Strengthening the Link Between the Real and the Digital World 1

Transaction Overview All-Cash Transaction $23.85 per share in cash Represents an enterprise value Cypress share price of $10 billion, and an all-time high for the In addition, Cypress will continue its quarterly cash dividend payments transaction closes, including July payment of $0.11 per share until the Shareholder Value 55% premium to Cypress’s unaffected share price on May 28, 2019 Valuation multiple significantly above our peers This announcement is a testament to the supplier of choice for innovative progress we’ve made in becoming the companies in high-growth segments global

4th Highest Semi M&A Premium Since 2014 Selected Public Semiconductor Device Spot Premium to Unaffected Deals with $1B+ Enterprise Value Since 2014 55% Premium @ $23.85 (1) 74% 72% 56% 55% 51% 44% 42% 41% 38% 38% 37% 29% 29% 27% 26% 24% 21% 21% 19% 17% 17% 12% 11% 5% Source: Company Filings, Capital IQ, Morgan Stanley Database, Dealpoint Notes: 1. Based on Cypress unaffected price of $15.40 (as of close on May 28, 2019) 75th Percentile 42% Median 29% Average 33% 25th Percentile 19%

4th Highest Semi M&A EBITDA Multiple Since 2014 Selected Public Semiconductor Device NTM AV/EBITDA(1) Deals with $1B+ Enterprise Value Since 2014 Cypress @ $23.85 Street NTM EBITDA $549MM(2)(3) 22.0x 21.6x 19.8x 18.2x 17.7x 17.4x 16.9x 15.6x 15.4x 15.1x 15.0x 13.8x 13.1x 10.9x 10.8x 10.7x 10.7x 10.7x 10.7x 10.5x 10.3x 10.2x 9.2x 8.1x Source: Company Filings, Capital IQ, Morgan Stanley Database, Dealpoint Notes: 1. 2. 3. NTM EBITDA as reported by Thomson consensus. Aggregate Value excludes dividends to close. NTM estimated based on Cypress’s FQ2’19 through FQ1’ 20 Multiple assumes convertible debt equal to $728MM if calculated based on make whole and in-the-money value of $307MM and estimated capped-call unwind proceeds of $28MM 75th Percentile 16.9x Median 13.1x Average 13.9x 25th Percentile 10.7x

$23.85: Record Stock Price, $10B Record Value + Dividend 1986 (1) (2) Stock Price Since IPO in May $30 saction Unaffected Stock Price $20 $10 $0 May-86 Dec-92 Aug-99 Mar-06 Oct-12 May-19 Source: Capital IQ Notes: 1. Market data and Thomson consensus as of May 31, 2019 2. Share price prior to Sunpower spin off (September 30, 2008) is adjusted by multiplying 0.15914 to the raw share price Infineon Tran = $23.85 2/14/2011: $23.64

Who is Infineon? A Global Leader in Semiconductor Solutions Based in Munich, Germany 35 R&D locations 17 manufacturing sites ~40,000 employees worldwide from >90countries Total FY2018 Revenue $8.5B

Why Infineon is an Ideal Partner A Great Fit Shared vision: to provide complete solutions for customers in evolving and complex markets Similar cultures: same operational mindset with data-driven decision making, direct communication, and a focus on engineering excellence Highly Complementary Infineon solutions in Power, Sensors and Security Portfolios Cypress Strengths in Connectivity, Microcontrollers, Specialty Memory and Software Products Increased capabilities, broader addressable segments and diversified customer base + = Impressive suite of

Creates a Strong Technology Leader Delivering Best-in-Class Power, MCU, Specialty Memory and Secure Connectivity Solutions Enables more comprehensive advanced solutions for high-growth applications within the consumer and industrial IoT, electric drives and the connected car of the future In automotive semiconductors, the expanded portfolio of microcontrollers and NOR flash memories offer great potential Unified capabilities to provide a broad customer base with full hardware and software solutions AUTOMOTIVE 5G POWER SUPPLIES CONNECTIVITY APPLICATIONS Digital world Software Ecosystem INDUSTRIAL IoT CONSUMER IoT REAL WORLD BATTERY-POWERED DEVICES ELECTRIC DRIVES SENSE = Sensors | COMPUTE = Microcontrollers | ACTUATE = Power Semis | Cypress Infineon

What This Means for Our Team Vested Shares At close, you will receive a cash payment equal to the number of Cypress shares you own multiplied by $23.85 per share You will continue to receive a quarterly dividend until close Unvested RSUs At close, 50% will accelerate, vest and be paid Remaining 50% will vest according to the original schedule with a “Double Trigger” provision Stock Options Will accelerate for employees to exercise at the time of close ESPP Will remain in place for the current offering period

Next Steps Closing and Approvals Transaction is expected to close by the end of calendar 2019 or early 2020, subject to Cypress shareholder and regulatory approvals as well as other customary closing conditions Integration Process Cypress and Infineon will begin integration planning but will not implement those plans begin to combine operations in any way until after closing or

Rules of Engagement Business as Usual until Close of Transaction Continue to execute the Cypress 3.0 strategy Remain focused on delivering industry-leading solutions to customers Cypress and Infineon will continue to operate as independent companies No sharing of sensitive and confidential information with anyone at Infineon, including joint sales calls, discussions of pricing, terms, and customer strategy Do not reach out to counterparts at Infineon regarding integration planning efforts or share commercially sensitive information Stay focused on your day-to-day responsibilities and continue to provide the exceptional customer service that has long contributed to Cypress’s success Send Outside Calls, Inquiries, or Additional Questions to AskCY@cypress.com

Questions?

Additional Information and Forward-Looking Statements This communication includes “forward-looking statements,” as that term is defined by the federal securities laws. The forward-looking statements include statements concerning regulatory approvals and the expected timing, completion and effects of the proposed merger involving Cypress Semiconductor Corporation (the “Company”), Infineon Technologies AG (“Infineon”), and a wholly owned subsidiary of Infineon, the Company’s outlook for the future, as well as other statements of beliefs, future plans and strategies or anticipated events, and similar expressions concerning matters that are not historical facts. All forward-looking statements are based upon our current expectations and various assumptions, and apply only as of the date of this communication. There are a number of risks, uncertainties and other important factors that could cause our actual results to differ materially from those suggested by our forward-looking statements. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED TRANSACTION, INVESTORS AND STOCKHOLDERS OF CYPRESS SEMICONDUCTOR CORPORATION ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND OTHER RELEVANT MATERIALS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The proxy statement, any amendments or supplements thereto and other relevant materials, and any other documents filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”), may be obtained (once such documents are filed with the SEC) free of charge at (a) the SEC’s website at www.sec.gov, (b) through the Investors portion of the Company’s website investors.cypress.com under the link “Financials & Filings” and then under the link “SEC Filings” or (c) by contacting the Company’s Investor Relations Department by telephone at (408) 943-2600 or e-mail at investorrelations@cypress.com. The Company and certain of its executive officers, directors, other members of management and employees, may under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from the Company’s stockholders in connection with the proposed transaction. Information regarding the persons who may be considered “participants” in the solicitation of proxies will be set forth in the Company’s preliminary and definitive proxy statements when filed with the SEC and other relevant documents to be filed with the SEC in connection with the proposed transaction, each of which can be obtained free of charge from the sources indicated above when they become available. Information regarding certain of these persons and their beneficial ownership of the Company’s common stock is also set forth in the Company’s definitive proxy statement on Schedule 14A for its 2019 annual meeting of stockholders filed on March 15, 2019 with the SEC, which can be obtained free of charge from the sources indicated above.

Infineon CEO Video Transcript

Hello Cypress team. A warm welcome from Munich. My name is Reinhard Ploss, and I’m the CEO of Infineon Technologies. I would have enjoyed to talk to you in person, but I’m sure we can do this pretty soon. And then, we will think about what a big story we can write together.

We are excited about you joining our company. Cypress has done a lot in order to become stronger in the last years. You are engineers as we are. You want to solve problems, we want to make things happen. Together, we can bring our vision to reality, connecting the real and the digital world. You have things we are missing; we have things you are missing. Together, we will become the number eight semiconductor company. We will be leading in automotive and power semiconductors, be in the forefront of communications, security and sensors — a lot of strengths. And this is needed in the competitive world of semiconductors.

Together, we can make things which we would not be able to do alone. You and us. Together, we will be more than two.

What happens next? Well, of course, we have to wait for the consent of your shareholders and for the regulatory approval. But in this time, we will not stop and wait. We will sit down as far as allowed in order to think about how do we work together. How will the Cypress and Infineon team come together and be one, on day one, after closing.

I’m sure you are as fascinated as I am, as the Board of Infineon is, as the Infineon team is, and we are welcoming you, and we cannot wait for you joining our team.

Thank you so much, and see you soon.